Exhibit 99.1

Logica Holdings Closes Acquisition of Dolphin Digital Media

Transaction Valued at More Than $20 million Will Enable Creation of New Safe and Secure Social Networking Websites Around Dolphin's Core Brands of Popular Children's Television Shows

TORONTO, June 24 /PRNewswire-FirstCall/ - Logica Holdings, Inc. (OTCBB:
LGHL.OB), a developer of social networking websites using state-of-the-art biometric identity authentication technology, announced today that it has completed its acquisition of Dolphin Digital Media, Inc. (Dolphin Digital). The acquisition paves the way for Logica Holdings, Inc. (Logica) to create and manage social networking websites around Dolphin's core brands of popular television programs for children, including Nickelodeon's top-rated series Zoey 101, Ned's Declassified School Survival Guide, and the mystery movie franchise Roxy Hunter, among many others. Earlier this year, Dolphin Digital became the exclusive ten-year licensee of Dolphin Entertainment's worldwide digital rights to its current and future properties.

Under the terms of the acquisition, Logica exchanged 24,063,735 shares of Common Stock, equal to 51% of its fully diluted issued and outstanding Common Stock, in exchange for the entire issued share capital of Dolphin Digital. Based on the trailing five-day average closing price of Logica Common Stock prior to the closing, this had an approximate market value of $20.2 million.

'Our merger with Logica will help us deliver the highest standards of online safety for children and tweens around our properties and eventually other destinations,' said Bill O'Dowd, President and Chief Executive Officer of Dolphin Digital and Dolphin Entertainment (Dolphin). 'With Logica's proprietary state-of-the-art biometric security platform behind our highly popular brand content, we are confident that we can create a safe and desirable online environment for young audiences.'

'We are excited to be working with Dolphin Digital Media,' said Pino Baldassarre, Chief Executive Officer of Logica. 'We are committed to creating a secure and protected online environment for young people where users must be authenticated before entering our websites, enabling our children to experience the Internet in a safe and secure environment.'

Dolphin Entertainment controls the international distribution of its programming, with its roster of highly successful programs available in more than 100 countries and 300 million homes worldwide. 'Zoey 101,' in particular, has been a major hit since its premiere on Nickelodeon in January, 2005, having been nominated for an Emmy(TM) Award for Outstanding Children's Program that same year. 'Zoey 101' and other shows produced by Dolphin have achieved several ratings records in the United States and Canada, and have performed exceptionally well overseas. Many of Dolphin's international broadcast partners have created the most successful online campaigns in their history utilizing Dolphin properties.

At the heart of Logica's high-tech security platform are the solutions of its technology partners: Novell Corporation, Rackspace, Fujitsu, and 123ID, all integrated through an exclusive worldwide license with Weblock International. Working with its technology partners, Logica is able to offer a proprietary platform of identity management and database solutions.

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ABOUT DOLPHIN ENTERTAINMENT / DOLPHIN DIGITAL MEDIA

(www.dolphinentertainment.com)

Dolphin Entertainment, founded by Bill O'Dowd in 1996, is one of the world's leading entertainment companies, specializing in children's and young adult programming. In addition to the Roxy Hunter mystery movie franchise, Dolphin's other 2007 Executive Producer credits include Emmy-nominated(TM) and top U.S. rated Nickelodeon series Zoey 101, and the hit series Ned's Declassified School Survival Guide, as well as Nickelodeon's first-ever TV movies Shredderman Rules! and The Last Day of Summer. Complementing its financing, production, and distribution divisions, Dolphin has successfully launched an international merchandising and licensing group with Zoey 101 campaigns in Canada, Australia, and Western Europe, with plans to expand into more than two dozen countries. Dolphin Digital was also founded by Bill O'Dowd to take advantage of Web 2.0 and social and digital media opportunities.

ABOUT LOGICA HOLDINGS, INC. (www.logicaholdings.com)

Logica Holdings, Inc. is a company whose primary focus is in the digital media, e-commerce and information technology sectors. The current configuration of held companies reflects a common theme: the growing global market for social networking and downloadable entertainment content. This is the essential idea behind the entities that are currently part of Logica, which include Plays On the Net, a comprehensive and global online guide to theater, Anne's World, licensee of Annesdiary.com, the world's first secure social networking site for girls ages 5-14, and Curtain Rising, a user-friendly search engine which will enable theater-goers to locate productions, venues and information with ease.

SAFE HARBOR STATEMENT

This press release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for markets and the demand for products. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statements. Such statements are based upon, among other things, assumptions made by, and information currently available to, management, including management's own knowledge and assessment of the Company's industry and competition. The Company refers interested persons to its most recent Annual Report on Form 10-KSB and its other SEC filings for a description of additional uncertainties and factors, which may affect forward-looking statements. The Company assumes no duty to update its forward-looking statements.

SOURCE Logica Holdings Inc.